     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1995
                                                  REGISTRATION NO. 33-88800
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                  ------------

                                 AMENDMENT NO 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                                 SCIOS NOVA INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                      2834                    95-3701481
(State or other jurisdic-       (Primary Standard          (I.R.S. Employer
tion of incorporation or    Industrial Classification   Identification Number)
      organization)               Code Number)
                                  -------------

                              2450 BAYSHORE PARKWAY
                      MOUNTAIN VIEW, CALIFORNIA 94043-1173
                                 (415) 966-1550
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  -------------

                                 JOHN H. NEWMAN
                                 VICE PRESIDENT
                                 SCIOS NOVA INC.
                              2450 BAYSHORE PARKWAY
                      MOUNTAIN VIEW, CALIFORNIA 94043-1173
                                 (415) 966-1550
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  -------------

                                   COPIES TO:

                             ANDREI M. MANOLIU, ESQ.
                              COOLEY GODWARD CASTRO
                                HUDDLESON & TATUM
                              FIVE PALO ALTO SQUARE
                           PALO ALTO, CALIFORNIA 94306
                                 (415) 843-5000

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        Approximate date of commencement of proposed sale to the public:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                                  -------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

                                  -------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                   SUBJECT TO COMPLETION, DATED MARCH 10, 1995
PROSPECTUS


                                 SCIOS NOVA INC.

                                 842,120 SHARES

                                  COMMON STOCK


                                  ------------


     This Prospectus relates to 842,120 shares of Common Stock, par value $.001 (the "Common Stock"), of Scios Nova Inc. ("Scios Nova" or the "Company") which are being offered and sold by a certain stockholder of the Company (the "Selling Stockholder"). The Selling Stockholder, directly or through agents, broker-dealers or underwriters, may sell the Common Stock offered hereby from time to time on terms to be determined at the time of sale, in transactions on the Nasdaq National Market or in privately negotiated transactions. The Selling Stockholder and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. See "Selling Stockholder" and "Plan of Distribution." The Company will not receive any proceeds from the sale of shares by the Selling Stockholder.

     The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "SCIO." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on March 8, 1995 was $8.50 per share.

                                  -------------

       THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS."

                                  -------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


     No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $22,400, $22,105 of which are expected to be reimbursed by the Selling Stockholder. See "Plan of Distribution." The aggregate proceeds to the Selling Stockholder from the Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any.

     The Company has agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities, including liabilities under the Act.



March    , 1995
     ----


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").
Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W. Washington, D.C. 20006.

                             ADDITIONAL INFORMATION

     A registration statement on Form S-3 with respect to the Common Stock offered hereby (the "Registration Statement") has been filed with the Commission under the Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed or to be filed with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus:

     (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, including all material incorporated by reference therein;

     (ii) The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994;

     (iii) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994;

     (iv) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1994;

     (v) The Company's Current Report on Form 8-K as filed on January 23, 1995; and

     (vi) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A as filed on June 19, 1990.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to Scios Nova Inc., Attention:
Corporate Secretary, 2450 Bayshore Parkway, Mountain View, California 94043-1173, telephone (415) 966-1550.

                                       2.

                                   THE COMPANY

     Scios Nova is a biopharmaceutical company engaged in the discovery, development and commercialization of novel human therapeutics. The Company focuses its proprietary research and development efforts on products to treat acute illnesses, primarily in the areas of cardio-renal disease and inflammation, and seeks to collaborate with corporate partners in the development of products to treat chronic diseases. In addition to having capabilities in both protein-based and small-molecule drug discovery and development, the Company has a marketing and sales organization selling third-party products that generate cash to help fund continued development of the Company's proprietary products, none of which to date has been developed to the commercialization stage.

     The Company directs its resources towards the development of proprietary products that address acute illnesses, primarily in the areas of cardio-renal disease and inflammation, where it has significant product candidates, a strong competitive advantage and extensive technical expertise. The Company's lead products for acute conditions are AURICULIN[REGISTERED TRADEMARK] anaritide for the treatment of acute renal failure and NATRECOR[REGISTERED TRADEMARK] BNP for the treatment of acute congestive heart failure. In January 1995 the Company completed enrollment in a 500 patient Phase III clinical trial of AURICULIN anaritide for the treatment of acute renal failure. Following analysis of the results of this study the Company, together with Genentech, Inc., which recently entered into a collaboration with Scios Nova for AURICULIN anaritide, will determine the next appropriate development steps for the product. NATRECOR is currently in Phase II clinical studies for the treatment of acute congestive heart failure. The Company is also continuing preclinical studies of its anti-inflammatory compounds.

     Therapies for chronic conditions, such as basic fibroblast growth factor for wound healing, insulinotropin for Type II diabetes and a treatment for Alzheimer's disease, are being developed by corporate partners or by Scios Nova with funding from corporate partners. Under its arrangements with corporate partners, Scios Nova typically receives research and development funding, payments for clinical supplies and/or milestone payments for achieving scientific and clinical benchmarks. The Company also is entitled to royalties on commercial sales of products and, in some cases, may receive additional revenues from the manufacture of products.

     Scios Nova's financial strategy involves careful management of its cash through targeted investment in its acute-care pipeline, while supporting these efforts with cash flow from its commercial operations and from corporate partner funded projects.

     Scios Nova was formed through the September 1992 merger (the "Merger") of Scios Inc., a Delaware corporation ("Scios"), and Nova Pharmaceutical Corporation, a Delaware corporation ("Nova"). The Merger brought together Scios' expertise in producing recombinant proteins with Nova's expertise in synthesizing small molecules. As a result, Scios Nova has capabilities in molecular and cell biology, protein and medicinal chemistry, molecular modeling, pharmacology and the bioprocessing sciences and has the tools to undertake the rational design of small molecules based on knowledge of the associated design targets. The Company also acquired Nova's sales force and a line of marketed psychiatric products in the Merger.

     The Company was incorporated in California in 1981 under the name California Biotechnology, Inc. and reincorporated in Delaware in 1988. The Company changed its name to Scios Inc. in February 1992 and to Scios Nova Inc. in September 1992 following the Merger. The principal executive offices of the Company are located at 2450 Bayshore Parkway, Mountain View, California 94043. The telephone number at that location is (415) 966-1550.

                                  RISK FACTORS

     The following are the significant risk factors that should be considered carefully in evaluating the Common Stock of Scios Nova.

NO ASSURANCE OF SUCCESSFUL AND TIMELY PRODUCT DEVELOPMENT AND APPROVAL OF PRODUCTS UNDER DEVELOPMENT

     Scios Nova focuses its product development efforts on proprietary therapeutics for acute illnesses, principally in the areas of cardio-renal disease and inflammation. The Company's success will depend on its ability to achieve scientific and technological advances and to translate such advances into reliable, commercially competitive products on a timely basis. Scios Nova's products are at various stages of research and development and further development and testing will be required to determine their technical feasibility and commercial viability. Most of these products are not likely to become commercially available, if at all, for several more years at the earliest. The proposed development schedules for the Company's products may be affected by a variety of factors, including technological difficulties, proprietary technology of others, reliance on third parties for support and changes in governmental regulation, many of which factors will not be within

                                       3.

the control of Scios Nova. Of all the Company's potential products, AURICULIN anaritide, which is the subject of the Company's recent collaboration with Genentech, Inc., is at the most advanced stage of development. See "Risk Factors-Relationship with Genentech." Any delay in the development, introduction or marketing of the Company's potential products could result either in such products being marketed at a time when their cost and performance characteristics would not be competitive in the marketplace or in a shortening of their commercial lives.

DEPENDENCE ON THIRD PARTIES

     The Company plans to continue the development of therapies for the treatment of chronic conditions primarily under the sponsorship of corporate partners. Continued funding and participation by the Company's corporate partners under joint development and licensing agreements will depend not only on the timely achievement of research and development objectives by the Company, which cannot be assured, but also on each corporate partner's own financial, competitive, marketing and strategic considerations. Scios Nova also may from time to time enter into collaborative arrangements involving the licensing of certain rights to its acute care therapeutics. See "Risk Factors-Relationship with Genentech." Under several of its joint development and license agreements, Scios Nova relies on its corporate partners to conduct preclinical and clinical trials, to obtain regulatory approvals and to manufacture and market products. Although the Company believes that its corporate partners will have an economic incentive to meet their contractual responsibilities, the amount and timing of resources devoted to these activities generally will be controlled by the corporate partners. Suspension or termination of its joint development agreements with certain of Scios Nova's corporate partners or the failure of those partners to meet their contractual responsibilities could have a material adverse effect on the Company.

     It is expected that, for at least the next several years, a portion of Scios Nova's total revenues will continue to be derived from collaborative research agreements. Future collaborative research agreements entered into by Scios Nova, if any, may be subject to similar risks to those described in the preceding paragraph. The inability of Scios Nova to obtain new collaborative research agreements or to retain those currently in effect might have a material adverse effect on its future operations.

RELATIONSHIP WITH GENENTECH

     In December 1994 the Company entered into a Collaboration Agreement (the "Collaboration Agreement") with Genentech Inc. relating to the joint development and commercialization of AURICULIN anaritide for use in the treatment of acute renal failure (the "Field"). The Collaboration Agreement provides for co-promotion of AURICULIN anaritide in the United States and Canada and gives Genentech exclusive marketing rights in countries other than the United States and Canada (the "Licensed Territory"). In addition to royalties on sales in the Licensed Territory, Scios Nova is to receive a $30 million milestone payment upon receipt of U.S. regulatory approval, and additional payments of up to $20 million upon obtaining regulatory approvals and achieving certain sales levels in other designated markets.

     The Company will bear the development costs of AURICULIN anaritide until the receipt of regulatory approval in North America. Thereafter, all costs of development and promotion within North America will be shared equally among the two parties. Genentech will bear all costs for development and promotion within the Licensed Territory.

     For the reasons set forth in "Risk Factors-Government Regulation: Need for Regulatory Approval" there can be no assurance that the Company will ever receive the requisite regulatory approvals to market the product and to receive the milestone payments called for by the Collaboration Agreement. In addition, for the reasons set forth in "Risk Factors-No Assurance of Successful and Timely Development and Approval of Products Under Development" there can be no assurance that any product developed under the Collaboration Agreement will generate sufficient, if any, revenue (through milestone payments, sales, royalties, or otherwise) to offset the development and promotion costs incurred.

     Genentech has the right to terminate the Collaboration Agreement within 30 days following receipt of the Phase III clinical results of AURICULIN anaritide. In addition, if the Company does not file a New Drug Application ("NDA") for AURICULIN anaritide by December 31, 1997, or if, within 60 days of such filing, the FDA has not accepted for review an NDA which was filed by December 31, 1997, Genentech has the option of (i) electing to bring NATRECOR[REGISTERED TRADEMARK] BNP or another natriuretic peptide product under development by Scios Nova into the Collaboration Agreement for use in the Field or (ii) terminating the Collaboration Agreement. This option could limit the Company's ability to enter into other collaborative arrangements on NATRECOR BNP or any other natriuretic peptide product until the earlier of the FDA's acceptance for review of an NDA for AURICULIN anaritide or the expiration of the above deadlines. If Genentech were to exercise its right to bring another product into the Collaboration Agreement in place of AURICULIN anaritide, the milestone payments due upon regulatory approval and other events would be reduced significantly.

                                       4.

RELIANCE ON CERTAIN PRODUCTS

     The Company currently markets in the United States four psychiatric products under license from SmithKline Beecham Corporation (the "SB Products") and co-promotes a fifth product, HALDOL[REGISTERED TRADEMARK] Decanoate distributed by McNeil Pharmaceutical ("McNeil"). The SB Products have a well-established reputation, but unit volume for certain products has been eroding and can be expected to continue to erode due to competition from generic products sold at substantially lower prices. In the past, the decrease in unit sales has been partially offset by price increases; however, there can be no assurance that the market will accept any additional price increases. Under its agreement with McNeil, the Company receives quarterly payments based on total sales of this product reaching specified levels. Although the Company believes that SmithKline Beecham ("SB") and McNeil will have an economic incentive to meet their respective contractual responsibilities, the amount and timing of resources devoted to these activities generally will be controlled by such parties. Suspension or termination of the Company's agreements with either party or the failure of SB or McNeil to meet their contractual responsibilities could have a material adverse effect on the Company.

CONTINUING OPERATING LOSSES

     Scios Nova has had net operating losses since its inception and expects such losses for at least several more years. As of September 30, 1994, Scios Nova had an accumulated deficit of $257.5 million.

     The ability of the Company to achieve profitability depends principally upon the success of its product development efforts and the timing and scope of regulatory approvals, particularly with respect to the Company's lead products, AURICULIN anaritide and NATRECOR BNP. Other key factors include the amount of profits generated from the Company's sale of the SB Products, HALDOL Decanoate and any additional products co-promoted or licensed by the Company and the development of new sources of third-party funding and other revenues to support continuing research and development programs.

NEED FOR ADDITIONAL FUNDING

     Substantial expenditures will be required to enable Scios Nova to continue research and development activities, to conduct existing and planned clinical trials and to manufacture and market products currently under development.
While Scios Nova believes that its net assets, together with funding from corporate partners and interest income, will be sufficient to meet capital requirements for at least the next 24 months, over the long term the Company will need to arrange additional financing for the operation of its business, including the commercialization of its products currently under development, and will consider collaborative arrangements and additional public or private financings, including additional equity financings. There can be no assurances that such additional collaborative arrangements or financings can be obtained on reasonable terms.

DEPENDENCE ON PROPRIETARY RIGHTS OF OTHERS

     The manufacture and sale of any products developed by Scios Nova will involve the use of processes, products or information the rights to certain of which are owned by others. Although Scios Nova has obtained licenses for the use of certain of such processes, products and information, there can be no assurance that such licenses will not be terminated or expire during critical periods, that Scios Nova will be able to obtain licenses or other rights which may be important to it or, if obtained, that such licenses will be obtained on commercially reasonable terms. If Scios Nova is unable to obtain such licenses, it may have to develop alternatives to avoid infringing patents of others, potentially causing increased costs and delays in product development and introduction or precluding Scios Nova from developing, manufacturing or selling its planned products. Some of Scios Nova's licenses provide for limited periods of exclusivity that may be extended only with the consent of the licensor.
There can be no assurance that extensions will be granted on any or all such licenses. This same restriction may be contained in licenses obtained in the future. Additionally, there can be no assurance that the patents underlying any licenses will be valid and enforceable. To the extent any products developed by Scios Nova are based on licensed technology, royalty payments on licenses will reduce Scios Nova's gross profit from such product sales and may render the sales of such products uneconomical.

     Scios Nova supports and collaborates in research conducted in universities and in governmental research organizations. There can be no assurance that Scios Nova will have or be able to acquire exclusive rights to inventions or technical information derived from such collaborations or that disputes will not arise as to rights in derivative or related research programs conducted by them.

                                       5.

     Scios Nova receives grants and other public funding and collaborates with governmental research organizations in connection with certain research programs. Inventions resulting from such public funding or collaboration may be subject to regulatory and contractual restrictions on the manner in which any resulting inventions may be commercialized, and the government research organization typically retains certain rights to use such inventions itself or, under certain circumstances, to grant rights to others.

     In the event of contractual breach or bankruptcy of Scios Nova, certain of the Company's collaborative research contracts provide for transfer of technology (including rights to practice under any patents or patent applications) to the contract sponsors.

LIMITED MANUFACTURING EXPERIENCE

     Scios Nova has concentrated its resources on product discovery and development prior to investing substantially in manufacturing capability. To date the Company has produced only its proprietary basic fibroblast growth factor ("bFGF") in limited quantities sufficient for clinical trials then being conducted on bFGF and currently relies on third parties for the manufacture of other products including AURICULIN anaritide. Scios Nova has a production facility which the Company believes will enable it to produce bFGF for a third party, and potentially other products, under requirements for current Good Manufacturing Practices ("cGMP"). However, the Company does not currently possess the staff or facilities necessary to manufacture any product in the commercial quantity expected to be required in the long term. Scios Nova's strategy of building or acquiring commercial-scale manufacturing facilities or utilizing third-party facilities only as the need arises carries with it certain risks, as there can be no assurance that such facilities can be built, acquired or used on commercially acceptable terms or at all or that Scios Nova will be able to meet manufacturing quantity and quality requirements through the use of such arrangements.

     Scios Nova currently intends to obtain AURICULIN anaritide from third-party manufacturers. In March 1994, the Company entered into a long-term agreement for the supply of AURICULIN anaritide in bulk form, and will have fill and finish services performed by another third party. The Company believes that it would not be cost-effective to qualify alternate suppliers at this time. However, an inability of either the Company's bulk or its fill and finish manufacturer to provide material to Scios Nova on a timely basis would cause delays in supply which could be expected to have a material adverse effect on the Company's business.

     SB manufactures the SB Products. If SB elects to discontinue manufacturing the SB Products, the Company will either have to develop additional facilities to manufacture independently on a large scale, procure a contract manufacturer, or enter into another arrangement with a third party to manufacture such products. McNeil manufactures HALDOL Decanoate.

     If Scios Nova were to develop additional products with commercial potential, it would be required to design and construct larger facilities to manufacture such products or be dependent upon securing a third party contract manufacturer to manufacture such products. There can be no assurance that the Company would be able to develop such a manufacturing capability on its own or enter into such a partnership on favorable terms or at all. In addition, partnering arrangements could result in a lower level of income to Scios Nova than if the Company manufactured the products entirely on its own.

LACK OF MARKETING EXPERIENCE; DEPENDENCE ON THIRD PARTIES

     Scios Nova has limited experience in managing or operating a marketing organization. Scios Nova currently has a sales force of approximately 85 representatives experienced in marketing products to the psychiatric profession. These sales representatives work on a part-time basis marketing the SB Products and co-promoting the McNeil product HALDOL Decanoate. To date, Scios Nova's marketing experience has been limited to these psychiatric products. The Company has had no experience marketing the acute care products which are the focus of its research and development efforts.

     Scios Nova's business strategy includes acquiring or licensing additional products developed by third parties that could be sold by the Company's sales force while the Company seeks to complete clinical trials and commercialization of its proprietary products. There can be no assurances that such third-party product rights will be available on terms favorable to the Company or at all, or that the Company will be successful in commercializing its own proprietary products.

     If Scios Nova is successful in its efforts to develop additional products for commercial sale, the commercialization of such products will require significant financial resources as well as worldwide sales, marketing and distribution capabilities. The Company will consider entering into additional corporate partnerships with major pharmaceutical companies in order to provide funds and expertise to meet these requirements. See "Risk Factors-Relationship with Genentech." There

                                       6.

can be no assurance that the Company would be able to develop such a marketing capability on its own or enter into such a partnership on favorable terms or at all. In addition, partnering arrangements could result in a lower level of income to Scios Nova than if the Company marketed the products entirely on its own.

TECHNOLOGICAL CHANGE AND RISK OF OBSOLESCENCE; SUBSTANTIAL COMPETITION

     Competition is intense in the development of biopharmaceutical products, particularly in the development of products through the application of biotechnology. There are numerous companies and academic research groups throughout the world engaged in similar research and development. Some of the Company's competitors, including some of its licensees, are working on products similar to those being developed by Scios Nova, including products in some of the Company's major therapeutic focus areas. Many of these companies have substantially greater financial, marketing and human resources than Scios Nova. With respect to AURICULIN anaritide, Scios Nova believes other companies may be attempting to develop other forms of natriuretic peptides for indications similar to those being pursued by the Company.

     There can be no assurance that technological developments or superior marketing capabilities possessed by competitors will not materially adversely affect the commercial potential of the Company's products. In addition, if the Company commences significant commercial sales of products, manufacturing efficiency and marketing capability are likely to be significant competitive factors. With respect to products no longer covered by patents, such as the SB Products, Scios Nova faces competition from companies offering generic products.

     The Company believes that the competitive success of the Company will be based primarily on scientific and technological superiority, managerial competence in identifying and pursuing opportunities, operational competence in developing, protecting, producing and marketing products and obtaining timely regulatory agency approvals and adequate funds. Achieving success in these areas will depend on the Company's ability to attract and retain skilled and experienced personnel, to develop and secure the rights to advanced proprietary technology and to exploit commercially its technology prior to the development of competitive products by others. Scios Nova expects that there will be continued competition for highly qualified scientific, technical and managerial personnel.

UNCERTAINTY OF LEGAL PROTECTION AFFORDED BY PATENTS AND PROPRIETARY RIGHTS; POSSIBLE INFRINGEMENT OF RIGHTS OF OTHERS

     Scios Nova's success will depend in large part upon its ability to protect its proprietary products and technology under U.S. and foreign patent laws and other intellectual property laws. Scios Nova has incurred and expects to continue to incur, substantial costs in connection with the protection of its intellectual property rights. The patent position of biotechnology and pharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. Although Scios Nova believes it has strong patent positions on certain of its products, there can be no assurance that any patent will issue on pending applications of the Company, or that any patent issued will afford the Company significant commercial protection against competitors for the technology or product covered by it, or that patents will not be infringed upon or designed around. Third parties have filed applications for, or have been issued patents relating to, products or processes which are similar to or competitive with certain of the Company's products or processes. Scios Nova is incurring and expects to continue to incur substantial costs in interference proceedings and in defending the validity or scope of its patents or in challenging the validity or scope of competing patents. The Company is unable to predict how the courts will resolve issues relating to the validity and scope of such patents, and if any such patent were to be interpreted to cover any of the Company's products and could not be licensed, circumvented or shown to be invalid, the results of Scios Nova's future operations could be materially and adversely affected.

     Companies which have or obtain patents relating to Scios Nova's products or processes could bring legal actions against Scios Nova and its corporate partner claiming damages and seeking to enjoin them from manufacturing or marketing such products. Because of such proceedings, Scios Nova could encounter delays in product market introductions while it attempts to design around such patents or could find that the development, manufacture or sale of Scios Nova's products could be foreclosed. If any such action were successful, in addition to any potential liability for damages, Scios Nova or its corporate partners could be required to obtain a license in order to continue to manufacture or market such products. Even if licenses were to be available, their cost might not be commercially acceptable. If a patent were to be issued to a third party covering products competitive with Scios Nova's products and such patent could not be licensed, circumvented or shown to be invalid, the results of Scios Nova's future operations could be materially adversely affected.

     Scios Nova also may have to participate in interference proceedings declared by the United States Patent and Trademark Office (the "PTO") to determine the priority of inventions, which could result in substantial cost to Scios Nova or in the determination that patents should be issued to a competitor. Unfavorable outcomes in interference proceedings could result in the need for cross-licensing agreements with competitors that could hinder or prevent Scios Nova from

                                       7.

making, using or selling the products which are the subjects of such patents or adversely affect Scios Nova's operating results.

     Other companies engaged in research and development of new health care products based on biotechnology also are actively pursuing patents for their technologies, which they consider to be novel and patentable. Scios Nova also relies and will continue to rely upon trade secrets and know-how to develop and maintain its competitive position. There can be no assurance, however, that others will not develop similar technology so that confidentiality agreements on which the Company relies to protect trade secrets will be honored. To the extent corporate partners or consultants apply technological information independently developed by them or by others to Scios Nova projects, disputes may arise as to the proprietary rights to such information.

GOVERNMENT REGULATION: NEED FOR REGULATORY APPROVAL

     The production and marketing of the Company's proposed products and its ongoing research and development activities are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Prior to marketing in the United States, a drug must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process implemented by the U.S. Food and Drug Administration ("FDA") under federal law, including the Food, Drug and Cosmetic Act, as amended. Satisfaction of such regulatory requirements includes satisfying the FDA that the product is both safe and efficacious. Typically, this takes several years or more depending upon the type, complexity and novelty of the product and the nature of the disease or other indication to be treated and requires the expenditure of substantial resources. Preclinical studies must be conducted in conformance with the FDA's Good Laboratory Practice regulations. Clinical testing must meet requirements for Institutional Review Board ("IRB") oversight and informed consent by clinical trial subjects, as well as FDA prior review, oversight and the FDA's Good Clinical Practice requirements. Clinical trials may require large numbers of test subjects. Scios Nova has limited experience in conducting clinical testing and in pursuing applications necessary to gain regulatory approvals. Furthermore, the Company or the FDA may suspend clinical trials at any time if either believes that the subjects participating in such trials are being exposed to unacceptable health risks, including undesirable or unintended side effects.

     Before receiving FDA approval to market a product, Scios Nova may have to demonstrate that the product represents an improved form of treatment compared to existing therapies. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approvals. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Delays in obtaining such approvals could adversely affect marketing of Scios Nova's products. Delays in regulatory approvals that may be encountered by Scios Nova's joint development partners and licensees could adversely affect Scios Nova's ability to receive royalties or other sales revenues. There can be no assurance that, after such time and expenditures, regulatory approval will be obtained for any products developed by the Company. Even after initial FDA approval has been obtained, further studies may be required to provide additional data on safety or to gain approval for the use of a product as a treatment for clinical indications other than those initially targeted. Moreover, the FDA may reconsider its approval of any product at any time and may withdraw such approval. In addition, before the Company's products can be marketed in foreign countries, they are subject to regulatory approval in such countries similar to that required in the United States. Furthermore, approval may entail ongoing requirements for post-marketing studies.

     The Orphan Drug Act currently provides incentives to manufacturers to develop and market drugs for rare diseases or conditions affecting fewer than 200,000 persons in the United States at the time of application for orphan drug designation. A drug that receives orphan drug designation and is the first product to receive FDA marketing approval for its product claim is entitled to a seven-year exclusive marketing period in the United States for that product claim. However, a drug that is considered by the FDA to be different from a particular orphan drug is not barred from sale in the United States during the seven-year exclusive marketing period. The Company has received from the FDA orphan drug designation of AURICULIN anaritide in acute kidney failure. Various amendments of the Orphan Drug Act are currently being considered by Congress, some of which could reduce the benefits of orphan drug status to Scios Nova, if passed.

     The FDA's regulations require that any drug or formulation to be tested in humans must be manufactured according to cGMP regulations. This has been extended to include any drugs which will be tested for safety in animals, in support of human testing. The cGMPs set certain minimum requirements for procedures, record-keeping and the physical characteristics of the laboratories used in the production of these drugs. In addition, various federal and state laws, regulations and recommendations relating to safe working conditions, laboratory practices, the experimental use of animals and the purchase, storage, movement, import and export, use, and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research work are

                                       8.

or may be applicable to their activities. They include, among others, the United States Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, the National Environmental Policy Act, the Toxic Substances Control Act, and the Resource Conservation and Recovery Act, national restrictions on technology transfer, import, export and customs regulations, and other present and possible future federal, state or local regulations. Scios Nova is unable to estimate the extent and impact of regulation in the biotechnology field resulting from such future federal, state or local legislation or administrative action.

     Outside the United States, the Company's ability to market a product is contingent upon receiving marketing authorization from the appropriate foreign regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. This foreign regulatory approval process includes all of the risks associated with FDA approval set forth above.

RISK OF PRODUCT LIABILITY; USE OF HAZARDOUS MATERIALS

     The testing, marketing and sale of human therapeutic products entails significant risks. If the Company succeeds in developing products in these areas, use of such products in trials and the sale of such products following regulatory approval may expose the Company to liability claims allegedly resulting from use of such products. These claims might be made directly by consumers or others. Scios Nova currently has only limited insurance for its
clinical trials.   However, there can be no assurance that Scios Nova will be able to obtain and maintain such insurance for all of its clinical trials or that coverage will be in sufficient amounts to protect against damages for liability that could have a material adverse effect on Scios Nova. There can also be no assurance that Scios Nova will be able to obtain or maintain product liability insurance in the future on acceptable terms or in sufficient amounts to protect the Company against damages for liability that could have a material adverse effect on the Company. The Company's agreements with SB and McNeil provide for certain indemnification, but there can be no assurance that any claim arising from products manufactured by SB or McNeil would not also include claims directly against Scios Nova.

     In addition, the Company's research and development involves the controlled use of hazardous materials, radioactive compounds and other chemicals. Accordingly, the Company is subject to various federal, state and local environmental laws and regulations. Failure to comply with present or future regulations could result in substantial liability to the Company, suspension or cessation of the Company's operations, restrictions on the Company's ability to expand at its present location or the incurrence of other significant expense. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may also incur substantial costs to comply with environmental regulations if the Company develops additional manufacturing capacity or otherwise changes its operations. For example, in connection with the closure of its Baltimore research and development facility in 1994 to consolidate such activities at its Mountain View headquarters, the Company incurred costs of approximately $370,000 for chemical disposal, storage and related costs.

HEALTHCARE REIMBURSEMENT

     Scios Nova's ability to successfully commercialize human therapeutic products may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health coverage insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and there can be no assurance that adequate third-party coverage will be available for Scios Nova to maintain price levels sufficient for realization of an appropriate return on its investment in product development. Government and other third party payers are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payers for uses of Scios Nova's healthcare products, the market acceptance of these products would be adversely affected.

NO ASSURANCE OF ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL; ABSENCE OF KEY-MAN LIFE INSURANCE

     Scios Nova's ability to maintain its competitive technological position will depend, in part, upon its ability to attract and retain highly qualified scientific, managerial and manufacturing personnel. Competition for such personnel is intense. Scios Nova must recruit and organize expanded marketing and sales organizations for those products it will commercialize

                                       9.

directly. The loss of a significant group of key personnel would adversely affect Scios Nova's product development effort. Scios Nova does not currently maintain key-man life insurance on any of its employees.

VOLATILITY OF STOCK PRICE AND ABSENCE OF DIVIDENDS

     The market prices for securities of biotechnology and pharmaceutical companies, including the securities of Scios Nova, have been volatile. Announcements of technological innovations or new commercial products by Scios Nova or its competitors, a change in status of a corporate partner, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential medical results with products under development by Scios Nova, regulatory developments in both the United States and foreign countries and public concern as to the safety of biotechnology or of pharmaceutical products, as well as period-to-period fluctuations in revenues and financial results, may have a significant impact on the market price of its Common Stock. Scios Nova has not paid any cash dividends since its inception, and it does not anticipate paying cash dividends in the foreseeable future.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     Certain provisions of Scios Nova's Certificate of Incorporation, as amended, Bylaws and Share Purchase Rights Plan may have the effect of delaying, deferring or preventing attempts to acquire control of Scios Nova. The delay, deferral or prevention of a change in control may result in denying to stockholders of Scios Nova the receipt of a premium for their stock in the transaction which would have resulted in the change of control and may also result in a depressive effect on the market price of the Scios Nova Common Stock.

                                       10.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholder in the offering.

                               SELLING STOCKHOLDER

     The following table sets forth the name of the Selling Stockholder, the number of shares of Common Stock owned beneficially by the Selling Stockholder as of December 31, 1994 and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Stockholder. Because the Selling Stockholder may offer all, some or none of its Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholder after such offering can be provided.



                                     SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                       OWNED PRIOR TO                            OWNED AFTER
                                          OFFERING            SHARES             OFFERING(1)
                                     -------------------       BEING         -------------------
                  NAME               NUMBER    PERCENT(2)     OFFERED        NUMBER    PERCENT(2)
                  ----               ------    -------        -------        ------    -------
Genentech, Inc....................2,205,300       5.9%        842,120       1,363,180     3.6%


- -----------------

(1)  Assumes the sale of all shares offered hereby.
(2) Applicable percentage of ownership is based on 35,283,200 shares of Common Stock outstanding on December 31, 1994 and assumes the issuance of 2,105,300 shares of Common Stock issuable upon conversion of 21,053 shares of the Company's nonvoting Series A Preferred Stock.

     In December 1994 the Selling Stockholder entered into the Collaboration Agreement with the Company. See "Risk Factors -- Relationship with Genentech." At that time the Selling Stockholder also (i) purchased $20 million of nonvoting Series A Preferred Stock of the Company convertible into 2,105,300 shares of Common Stock and (ii) agreed to loan the Company an additional $30 million, which the Company can draw down at its discretion through December 2002. Amounts drawn under this loan facility will bear interest at the prime rate and be repayable in cash or Scios Nova Common Stock, at the Company's option, in December 2002.

                                       11.

                              PLAN OF DISTRIBUTION


     The Company is registering the shares of Common Stock offered by the Selling Stockholder hereunder pursuant to contractual registration rights contained in a Preferred Stock Purchase Agreement entered into in December 1994 (the "Purchase Agreement"), pursuant to which the Selling Stockholder purchased 21,053 shares of nonvoting Series A Preferred Stock for approximately $20 million. Each share of such Preferred Stock is convertible, at the request of the Selling Stockholder or upon transfer to a third party, into 100 shares of the Company's Common Stock for a total of 2,105,300 shares of Common Stock. The Selling Stockholder may not transfer ownership of any of such shares without first offering the Company the opportunity to purchase such shares at the average closing trading price for a period preceding the sale. If the Company does not purchase the shares offered to it, the Selling Stockholder may sell such shares to any third party without reoffering them to the Company. Furthermore, the Purchase Agreement provides that the Selling Stockholder may not, without the consent of Scios Nova, sell to a single third party investor in any 12 month period more than 500,000 shares of Common Stock purchased under the Purchase Agreement prior to December 31, 1996 or more than 1,000,000 shares of Common Stock during any 12 month period thereafter (except that the foregoing volume limitation is inapplicable to sales of the Common Stock to brokers or dealers who agree to abide by such volume limitation). The foregoing transfer restrictions terminate upon the earliest to occur of (i) December 30, 2002,
(ii) the date on which the Selling Stockholder and its affiliates no longer own 3% of the Company's outstanding voting securities or (iii) the closing of a merger or similar transaction in which greater than 50% of the Company's voting stock is transferred to a stockholder or group of stockholders, or a sale of all or substantially all of the Company's assets.

     Subject to the restrictions set forth in the Purchase Agreement, the shares of Common Stock offered hereunder may be sold from time to time by the Selling Stockholder, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market or in the over-the-counter market or otherwise, at prices and on terms then prevailing or related to the then-current market price, or in negotiated transactions. The shares of Common Stock may be sold to or through one or more broker-dealers, acting as agent or principal, in underwritten offerings, block trades, agency placements, exchange distributions, brokerage transactions or otherwise, or in any combination of transactions.

     In connection with distributions of the Common Stock, the Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder also may sell the Common Stock short and deliver the Common Stock to close out such short positions. The Selling Stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the Common Stock to the broker-dealers, which may then resell or otherwise transfer such Common Stock. The Selling Stockholder also may loan or pledge the Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon a default may sell or otherwise transfer the pledged Common Stock.

     In connection with any transaction involving the Common Stock, broker-dealers or others may receive from the Selling Stockholder, and may in turn pay to other broker-dealers or others, compensation in the form of commissions, discounts or concessions in amounts to be negotiated at the time. Broker-dealers and any other persons participating in a distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Act in connection with such distribution, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Act.

     Any or all of the sales or other transactions involving the Common Stock described above, whether effected by the Selling Stockholder, any broker-dealer or others, may be made pursuant to this prospectus. In addition, any shares of Common Stock that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this prospectus.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The registration fee and fees in connection with listing the Common Stock on the Nasdaq National Market will be reimbursed by the Selling Stockholder. The Selling Stockholder will also reimburse the Company for all

                                       12.

other costs, expenses and fees in connection with the registration of the Common Stock with the Commission up to $20,000. The Company and the Selling Stockholder have agreed, and hereafter may further agree, to indemnify certain persons, including broker-dealers or others, against certain liabilities in connection with any offering of the Common Stock, including liabilities arising under the Act.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward Castro Huddleson & Tatum, Palo Alto, California.

                                     EXPERTS

     The financial statements and schedules appearing in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 have been audited by Coopers & Lybrand, independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent to the date hereof.


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information  . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Incorporation of Certain
  Documents by Reference . . . . . . . . . . . . . . . . . . . . . . . . . .   2
The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Selling Stockholder. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                               -------------------


                                       13.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

          Registration fee ............................. $ 2,105
          Blue sky qualification fees and expenses .....      --
          Printing and engraving expenses ..............      --
          Legal fees and expenses ......................  15,000
          Accounting fees and expenses .................   5,000
          Miscellaneous ................................     295
                                                         -------

                  Total ................................ $22,400
                                                         -------
                                                         -------



ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Company's Certificate of Incorporation and Bylaws include provisions to
(i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) authorize the Company to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

     The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its listed enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The Company has purchased an insurance policy covering the officers and directors of the Company with respect to certain liabilities arising under the Securities Act or otherwise.

ITEM 16.       EXHIBITS

          (a)  Exhibits.

          EXHIBIT
          NUMBER                        DESCRIPTION OF DOCUMENT
          ------                        -----------------------

          5.1*      Opinion of Cooley Godward Castro Huddleson & Tatum.
          23.1      Consent of Coopers & Lybrand.
          23.2      Consent of Cooley Godward Castro Huddleson & Tatum.
                    Reference is made to Exhibit 5.1.
          24.1*     Power of Attorney.  Reference is made to page II-3.

- ---------------------------------
*Previously filed.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to provisions described in Item 15, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (5) That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (6) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MOUNTAIN VIEW, COUNTY OF SANTA CLARA, STATE OF CALIFORNIA, ON THE 10TH DAY OF MARCH, 1995.

                                   SCIOS NOVA INC.


                                   By:      /S/ RICHARD L. CASEY
                                      ------------------------------------------
                                             Richard L. Casey
                                        Chairman of the Board, President
                                        and Chief Executive Officer
                                        (PRINCIPAL EXECUTIVE OFFICER)


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                 TITLE                                     DATE
              ---------                 -----                                     ----
        /S/ RICHARD L. CASEY            Chairman of the Board                March 10, 1995
- --------------------------------------   President and Chief
          Richard L. Casey               Executive Officer
                                         (PRINCIPAL EXECUTIVE OFFICER)

       */S/ W. VIRGINIA WALKER          Vice President of Finance and        March 10, 1995
- --------------------------------------    Administration and Chief
         W. Virginia Walker               Financial Officer
                                          (PRINCIPAL FINANCIAL AND
                                           ACCOUNTING OFFICER)

         */S/ MYRON DU BAIN             Director                             March 10, 1995
- --------------------------------------
            Myron Du Bain

        */S/ STEVEN D. GOLDBY           Director                             March 10, 1995
- --------------------------------------
          Steven D. Goldby

       */S/ WILLIAM F. MILLER           Director                             March 10, 1995
- --------------------------------------
          William F. Miller

       */S/ DONALD E. O'NEILL           Director                             March 10, 1995
- --------------------------------------
          Donald E. O'Neill

       */S/ ROBERT W. SCHRIER           Director                             March 10, 1995
- --------------------------------------
          Robert W. Schrier

       */S/ SOLOMON H. SNYDER           Director                             March 10, 1995
- --------------------------------------
          Solomon H. Snyder

         */S/ EUGENE L. STEP            Director                             March 10, 1995
- --------------------------------------
           Eugene L. Step

*By     /S/ RICHARD L. CASEY
- --------------------------------------
          Richard L. Casey
          ATTORNEY-IN-FACT

                                INDEX TO EXHIBITS


EXHIBIT                                                              SEQUENTIAL
NUMBER                             DESCRIPTION                         PAGE NO.
- -------     ---------------------------------------------------      ----------

5.1*        Opinion of Cooley Godward Castro Huddleson & Tatum.

23.1        Consent of Coopers & Lybrand.

23.2        Consent of Cooley Godward Castro Huddleson & Tatum.
            Reference is made to Exhibit 5.1

24.1*       Power of Attorney.  Reference is made to page II-3.

            ---------------------------------------------------

             *Previously filed.